EXHIBIT 4.10

                               FOURTH AMENDMENT TO
                                 CHEMFIRST INC.
           401(k) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

      THIS AMENDMENT, effective as specifically stated herein, is made by CHEMFIRST INC., a Business Corporation, having its principal office in Jackson, Mississippi (hereinafter referred to as "Employer").

                                R E C I T A L S:

      A. WHEREAS, the Employer has previously established the ChemFirst Inc. 401(k) Savings and Employee Stock Ownership Plan and Trust ("Plan and Trust") for the benefit of those employees who qualify thereunder and for their beneficiaries; and

      B. WHEREAS, the accounts of certain Participants consist in part of shares of stock in Placer Dome Corporation and/or Mississippi Chemical Corporation, which were acquired at a time when such corporations and/or their affiliates within merger, Getchell Gold Corporation and First Mississippi Corporation, respectively, were members of the same Controlled Group (within the meaning of Code Section 414(b) as the Employer; and

      C. WHEREAS, the Employer has appointed Fidelity Trust Company as successor trustee to Charles Schwab Trust Company; and

      D. WHEREAS, shares of stock in Placer Dome Corporation and Mississippi Chemical Corporation will no longer be permissible investments upon Fidelity Trust Company succeeding as Trustee; and

      E. WHEREAS, the Employer desires to amend the Plan and Trust, prior to the transfer of Plan assets to Fidelity Trust Company, to permit Participants who meet the requirements set forth below, and who wish to retain ownership of shares in Placer Dome Corporation and/or Mississippi Chemical Corporation, to elect to withdraw such shares in a manner that is consistent with the requirements under the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder;

      NOW, THEREFORE, pursuant to Section 10.01 of the Plan and Trust, the following amendment is hereby made and shall be effective as specifically stated herein:

      1. Effective as of the execution date specified below, Section 3.03(b) of the Plan is amended by the addition of the following provision:

      For the period commencing with the date of execution of this amendment and continuing until September 5, 2000, a Participant may elect, subject to the limitations below, an in-service withdrawal of the shares of stock in Placer Dome Corporation and/or Mississippi Chemical

Corporation held for the Participant's benefit in the Plan. Such election shall be subject to the following:

            (1) The amount of shares which shall be withdrawn pursuant to such election shall be equal to the least of (i) such Participant's vested interest in his Company Matching Contributions Account, (ii) the amount attributable to Company Matching Contributions made prior to July 31, 1998, or (iii) the number of shares in Placer Dome Corporation and/or Mississippi Chemical Corporation held for the benefit of such Participant;

            (2) The Participant must complete a written election to withdraw and/or elect a Direct Rollover (as herein defined) no later than September 5, 2000. Any election for less than the entire amount described in (1) above shall be invalid.

            (3) A Participant shall be limited to electing either an in-kind lump sum distribution and/or a direct rollover of such shares subject, however, to the limitations otherwise applicable herein.

            (4) The Trustee shall effect the timely and valid election of a Participant as soon as administratively feasible following September 5, 2000.

      2. Section 11.04 of the Plan and Trust shall be amended by the addition of the following provision:

            (o) Effective September 5, 2000, shares of stock in Placer Dome Corporation and Mississippi Chemical Corporation will no longer be permissible investments. Notwithstanding any Participant investment direction, as soon as administratively feasible after September 5, 2000, any shares of stock in Placer Dome Corporation and Mississippi Chemical Corporation held in the Trust Fund which are not subject to an in-service withdrawal election under Section 3.03(b) above shall be sold by the Trustee. The Trustee shall reinvest the proceeds from the sale of such shares as directed by the Plan Administrator, pending investment direction of the Participant.

      IN WITNESS WHEREOF, this instrument has been executed by the duly authorized and empowered officer of the Employer, this 5th day of September, 2000.

                                    EMPLOYER:

                                    CHEMFIRST INC.


                                    By: /s/ William B. Kemp, Jr.
                                        ------------------------


                                       24